Tompkins Financial Corporation 8-K

Exhibit 99.1

NEWS RELEASE

For Immediate Release:

May 3, 2023

For More Information, Contact:

Susan Valenti

Director of Marketing

svalenti@tompkinsfinancial.com

TOMPKINS FINANCIAL CORP. ANNOUNCES CHIEF FINANCIAL AND
CHIEF OPERATING OFFICER FRANCIS M. FETSKO TO RETIRE

ITHACA, NY (May 3, 2023) – The Board of Directors of Tompkins Financial Corp. today announced that Francis M. Fetsko has communicated his plans to retire as chief financial officer and chief operating officer of Tompkins Financial Corp. in the fall of 2023, after twenty-seven years of service to the company. While Fetsko will step back from his current role in the fall, he has agreed to remain with the company in a part-time capacity, as director of strategy development, through the end of 2024. The company will undertake a succession planning process to identify the best candidate to fill Fetsko’s role upon his retirement, which may include both internal and external candidates.

Fetsko joined Tompkins Financial in 1996 and has served as chief financial officer since 2000, assuming the additional role of chief operating officer in 2012 overseeing company-wide operations and technology. He is an executive vice president of the bank holding company, Tompkins Financial Corp., and a member of its senior leadership team.

In keeping with the values of the company and his personal commitment to community service, Fetsko sits on a number of civic and nonprofit boards. The Ithaca resident is chair of the advisory board for the Kania School of Management at the University of Scranton, a board member of Ithaca-based Racker, an organization dedicated to supporting people with disabilities, and is past president of the YMCA of Ithaca and Tompkins County.

“Frank’s exceptional leadership and business acumen through times of economic change have been instrumental to our continued success as a high performing company,” said Tompkins Financial Corp. chair Thomas Rochon. “I would like to thank him personally, and on behalf of the board, for his contributions to Tompkins Financial Corp. which leave us well-positioned for the future.”

Steve Romaine, president & CEO, of Tompkins Financial Corp. added, “Frank has led with integrity, vision and a deep sense of caring over his almost three decades with Tompkins. He has been a supportive colleague and mentor to his many team members, always willing to lend his expertise, wisdom and strategic perspective to enrich those around him and Tompkins as a whole. I am grateful for the value and continuity that Frank will bring to our company in his part-time transitional role as director of strategy development. I wish him well in his retirement as he spends time with family and friends and enjoys his many varied interests.”

“I have enjoyed a wonderful career at Tompkins and am pleased to have the opportunity to serve the company in a new capacity upon stepping down from my current role. I am grateful, not only for the opportunity to serve the company, but for the many colleagues and friends I have made along the way. I have been truly fortunate to spend so much of my life at a place that shares my personal values and commitment to the community” Fetsko said.

ABOUT TOMPKINS FINANCIAL CORPORATION

Tompkins Financial Corporation is a banking and financial services company serving the Central, Western, and Hudson Valley regions of New York and the Southeastern region of Pennsylvania. Headquartered in Ithaca, NY, Tompkins Financial Corporation is parent to Tompkins Community Bank, Tompkins Insurance Agencies, Inc., and offers wealth management services through Tompkins Financial Advisors. For more information on Tompkins Financial Corporation, visit www.tompkinsfinancial.com.

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Editor’s note: Attached is a photo of Francis M. Fetsko